UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FRANCESCA’S HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Supplemental Information Regarding Proposal 1-Election of Directors

This information supplements information contained in the Francesca’s Holdings Corporation’s (the “Company”) definitive proxy statement dated May 25, 2012, which we refer to as our “proxy statement.”

To the Stockholders of Francesca’s Holdings Corporation:

Proposal 1—Election of Directors

At the Company’s Annual Meeting on July 10, 2012 (“Annual Meeting”), you will be asked to cast a vote to elect Ms. Patricia Bender to serve as a director until the 2015 Annual Meeting of Stockholders and her successor is elected and qualified. Based on discussions with ISS Proxy Advisory Services, we wish to clarify the disclosure in our proxy statement regarding the Annual Meeting to confirm that Ms. Bender, who was appointed to the Board of Directors (our “Board”) in October 2011, attended 100% of all meetings of the Board, and the committees of the Board on which she has served, that were held during the period that she served as a member of the Board in fiscal 2011. Our Board continues to recommend that you vote FOR the election of Ms. Bender.

IN LIGHT OF THE FOREGOING AND FOR THE OTHER REASONS STATED IN OUR PROXY STATEMENT, WE BELIEVE THAT A VOTE ELECTING MS. BENDER IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR (PROPOSAL 1).

June 22, 2012